1460 EL CAMINO REAL 2ND FLOOR MENLO PARK, CA 94025 +1.650.838.3600

March 21, 2023

AEye, Inc.

One Park Place, Suite 200

Dublin, CA 94568

Ladies and Gentlemen:

We are acting as counsel for AEye, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) up to 4,892,973 additional shares of common stock, $0.0001 par value per share, of the Company (the “EIP Shares”) that may be delivered from time to time pursuant to the AEye, Inc. 2021 Equity Incentive Plan (the “2021 EIP”), (ii) up to 1,630,991 shares of common stock of the Company (the “ESPP Shares,” together with EIP Shares, the “Plan Shares”) that may be delivered from time to time pursuant to the AEye, Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP,” together with 2021 EIP, the “Plans”) and (iii) 7,000,000 shares of Common Stock (the “Inducement Shares”) issuable to Matthew Fisch pursuant to the AEye, Inc. 2023 CEO Inducement Grant Plan (the “Inducement Plan”).

In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Registration Statement;

(b)	The certificate of incorporation and by-laws of the Company, in each case as amended, if applicable; and

(c)	Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Our opinion set forth below is based on the text of the Plans as referenced in the Exhibit Index to the Registration Statement.

Our opinion expressed below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that (A) authorized but not previously issued Plan Shares which may be delivered under the applicable Plan have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the applicable Plan and (b) paid for in full in accordance with the terms of the applicable Plan, will be validly issued, fully paid and non-assessable and (B) authorized but not previously issued Inducement Shares which may be delivered under the Inducement Plan have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the Inducement Plan and (b) paid for in full in accordance with the terms of the Inducement Plan, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose without our prior written consent.

Very truly yours,

/s/ Shearman & Sterling LLP

Shearman & Sterling LLP